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                                 EXHIBIT 99.11

       Family Security Agreement dated April 4, 1986 with Dennis M. Love.









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                           FAMILY SECURITY AGREEMENT

     This FAMILY SECURITY AGREEMENT is made and entered into by and between Printpack, Inc., a Georgia corporation ("Printpack"), and the Employee indicated on Schedule A attached hereto and made a part hereof. (Such Employee and Schedule are hereafter referred to, respectively, as "Employee" and "Schedule A").

                              W I T N E S S E T H

     WHEREAS, to induce Employee to continue his employment with Printpack by providing future financial security for Employee and his family, Printpack elects to include Employee in its employee benefit plan referred to as the "Printpack Family Security Plan."

     NOW THEREFORE, in consideration of the covenants and conditions hereafter set forth, Printpack and Employee agree as follows:

     1. PAYMENTS UNDER THE PLAN. Printpack shall, subject to the conditions set forth in this Agreement, make payments (as and to the extent specified below) in the event Employee shall die or become disabled and in the event that Employee's children should elect to pursue further education after graduation from high school.

     2. ADDITIONAL COMPENSATION. The benefits to be provided under this Agreement are in addition to any other compensation paid to, or benefits provided by Printpack for Employee. Nothing in this Agreement shall be construed as limiting, varying or reducing any provision or benefit to Employee, Employee's spouse or children pursuant to any employment agreement, retirement plan (including any qualified profit sharing plan), any health, disability or life insurance policies or any other agreement between Printpack and Employee.

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     3.      DEATH.  In the event of Employee's death, Printpack shall make the following payments:

             (a) SPOUSAL BENEFIT. Printpack shall pay to Employee's spouse an amount equal to fifty percent (50%) of Employee's total cash compensation during Printpack's most recent fiscal year ending prior to the date of Employee's death. Such benefit will be paid as long as Employee's spouse may live.

             (b) CHILDREN'S BENEFIT. For Employee's oldest dependent child under the age of twenty-three (23), Printpack shall pay to Employee's spouse an amount equal to ten percent (10%) of Employee's total cash compensation during Printpack's most recent fiscal year ending prior to the date of employee's death. For each additional dependent child under the age of twenty-three (23), an amount equal to an additional five percent (5%) of such cash compensation will be paid to Employee's spouse. The benefit for each child will be paid until such child reaches the age of twenty-three (23).

             (c)  INFLATION INDEXED.  The benefits to be paid in (a) and
                  (b) above will be increased annually for inflation. Such increases will be limited to the lower of (x) the annual increase in the All Urban Consumer's Cost of Living Index published by the U.S. Government or the successor to such index or (y) six percent (6%).

             (d) DEATH OR DIVORCE OF SPOUSE. If Employee's spouse should not survive him, or if Employee should not be legally married on the date of his death, then for each of Employee's dependent children under the age of twenty-three (23), Printpack



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                  shall pay to the guardian(s) of those children an amount
                  equal to fifteen percent (15%) of Employee's total cash compensation during Printpack's most recent fiscal year ending prior to the date of Employee's death. Such payment shall not, however, exceed fifteen thousand dollars ($15,000) per year for each child; provided, however, that the benefits will be inflation indexed as in Section 3(c). Such benefit will be paid until the child reaches the age of twenty-three
                  (23).

      4. DISABILITY. In the event of Employee's disability while an employee of Printpack, Printpack shall pay to Employee Forty Thousand Dollars ($40,000) each year as long as Employee may live in a disabled condition. Such benefits will not be inflation indexed as in Section 3(c). At Employee's death, payments as specified in paragraph 3 of this Agreement will be made, using as the applicable cash compensation base per Employee such Employee's total cash compensation during Printpack's fiscal year ending prior to the date of Employee's disability. Disability means a physical or mental condition which, in Printpack's sole and absolute judgment, based on medical reports or other evidence Printpack deems satisfactory, totally and permanently prevents Employee from satisfactorily performing his usual duties for Printpack or the duties of such other position or job which Printpack or any other firm makes available to him and for which Employee is qualified by reason of his training, education or experience.

      5. METHOD OF PAYMENT. All of the benefits specified in Paragraphs 3 and 4 of this Agreement will be paid on a monthly basis by determining the annual amount due and dividing that by twelve.
           At Printpack's option such






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           amounts may either be paid directly by Printpack or through a third party arranged by Printpack to handle the transactions.

      6. COLLEGE EXPENSES OF DEPENDENT CHILDREN. In addition to the benefits under Paragraph 3 or 4 of this Agreement, Printpack will pay to each of Employee's dependent children under the age of twenty-three (23) $10,000 per year for each year such child pursues a course of higher education after graduation from high school. Printpack reserves the right to require Employee's children to be employed by Printpack as a condition to receiving such payments. No more than $40,000 will be paid to each child. If the child does not pursue a course of higher education, no payments will be made. If the child should pursue such a course for less than the four year maximum, then payments will be made only as long as the course is pursued. These payments will be made only if the child maintains a passing grade average and, in Printpack's sole discretion, may be made directly to the institution of higher learning. These payments will be made as long as Employee continues to be employed with Printpack and will be made in the event of Employee's death or disability. The method of these payments will be determined by Printpack when the payments begin.

      7. ACTIVITY HARMFUL TO THE BEST INTEREST OF PRINTPACK. Anything in this Agreement to the contrary notwithstanding, no payment of any benefit shall be made, and all rights under the Agreement of the Employee or Employee's spouse or children shall be forfeited if either of the following events occurs:

             (a) The Employee shall engage in any activity or conduct which in Printpack's opinion (determined in the sole discretion of Printpack's Board of Directors) is harmful to Printpack's best interests;






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             (b)  In the event of Employee's retirement with the
                  consent of Printpack, he shall fail or refuse to provide advice and counsel to Printpack when reasonably requested to do so.

      8.   RIGHTS OF EMPLOYEE AND TITLE.  The payments to be made by
           Printpack under this Agreement are unsecured obligations of Printpack only, and Employee is only a general creditor of Printpack in respect of them. Title to, and beneficial ownership of, any asset, whether cash or investments which Printpack may acquire or identify to satisfy its obligations to Employee under this Agreement, shall at all times remain with Printpack and neither the Employee nor his spouse or children nor any other person shall have any property interest whatsoever in any specific assets of Printpack. Nothing contained in this Agreement, and no action taken pursuant to the provisions of this Agreement, shall create or be construed to create a trust of any kind, or a fiduciary relationship between Printpack and Employee, his spouse or children or any other person. Any funds which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of the general funds of Printpack, and no person other than Printpack shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from Printpack under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Printpack.

      9. DESIGNATION OF FAMILY MEMBER. Any family member designated in Schedule A may be revoked or changed at any time and from time to time by Employee. Any such revocation or change shall be in writing signed by Employee and shall become effective only when approved by






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           Printpack.  Only in the case of a surviving spouse or children or of
           Employee's disability is Printpack required to make the payments contemplated herein.

      10. PAYMENTS TO INCOMPETENTS. If Printpack shall determine that any person to whom any payment is to be made pursuant to this Agreement is unable to care for his affairs because of illness, incapacity, or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly-appointed guardian, committee or other legal representative of such person) may be paid by Printpack to the spouse, a child, a parent, or a brother or sister, of such person, or to any person deemed by Printpack to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as Printpack may determine. Any such payment shall be a complete discharge of Printpack's liabilities under this Agreement.

      11. CONTINUING EMPLOYMENT. Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of Printpack in any capacity. Nor shall this Agreement or anything contained in this Agreement be deemed to constitute an Employment Agreement between Printpack and Employee. Nor shall any provision of this Agreement restrict Printpack's right to discharge Employee or restrict Employee's right to terminate his employment.

      12. TERMINATION OF EMPLOYMENT, VESTING. Anything in this Agreement to the contrary notwithstanding, if for any reason Employee voluntarily terminates his employment with Printpack (except for retirement with the consent of Printpack), no payment of any benefit shall


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             be made, and all rights under the Agreement of the
             Employee or Employee's spouse or children shall be forfeited.

             If Printpack terminates Employee's employment because of Employee's activity or conduct which in Printpack's opinion (determined in the sole discretion of Printpack's Board of Directors) is harmful to Printpack's best interests, then no payment of any benefit shall be made, and all rights under the Agreement of the Employee or Employee's spouse or children shall be forfeited.

             If Printpack terminates Employee's employment for any other reason, then payments of all benefits described herein will be paid according to the following vesting schedule:

                                                      Percentage of
          If Termination occurs within             Benefits to be Paid
          ----------------------------             -------------------

          5 years from date of agreement                    0

          5-6 years from date of agreement                 50%

          6-7 years from date of agreement                 60%

          7-8 years from date of agreement                 70%

          8-9 years from date of agreement                 80%

          9-10 years from date of agreement                90%

          More than 10 yrs from date of agreement         100%

          Termination following "Merger"                  100%

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             "Merger", as used in the above vesting schedule means (a) a merger or consolidation to which Printpack is a party and of which Printpack is not the surviving corporation or (b) the acquisition of all or substantially all of Printpack's assets or a majority of Printpack's outstanding voting stock by a corporation, person, or entity (which is not a stockholder of Printpack on the date of this Agreement) in a single transaction or a series of related transactions. Acquisition of stock by an executor or trustee or descendant of J. Erskine Love, Jr. or Gay M. Love shall not be included within the definition of Merger.

             If Printpack terminates Employee's employment for any reason other than Employee's activity or conduct which is harmful to Printpack's best interests, then, rather than accept reduced benefits according to the above vesting schedule, Employee or Employee's subsequent employer, has the option of purchasing Printpack's mechanism it is using to fund the Plan. the selling price of such funding mechanism shall be equal to Printpack's total after tax investment in the funding mechanism, including its cost of funds at twelve percent (12%) annually, or the interpolated terminal reserve of any life insurance policies purchased in connection with funding the Plan, whichever is greater. If this option is exercised and Printpack sells the funding mechanism, then Printpack shall be relieved of all obligations to Employee under this Agreement.

      13. BENEFITS. No benefits payable under this Agreement shall be deemed salary or other compensation to Employee for the purpose of computing benefits to which he may be entitled under any group life insurance, long-



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           term disability insurance, profit-sharing or pension plan or other arrangement of Printpack for the benefit of its employees. To the extent required by law at the time payment of benefits is made, Printpack shall withhold any taxes required to be withheld by the federal or any state or local government from payments to be made under this Agreement. Employee has been advised to consult his tax adviser concerning the estate tax consequences of the payments provided for herein, and Printpack makes no representations or warranties concerning such consequences.

      14. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, Printpack and its successors and assigns, and Employee and his heirs, executors, administrators, beneficiaries, and legal representatives.

      15. CONSTRUCTION. Printpack shall have full power and authority to interpret, construe and administer this Agreement. Printpack's interpretations and construction of this Agreement, and actions under this Agreement, shall be binding and conclusive on all persons for all purposes. No officer, employee or director of Printpack shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to such person's own willful misconduct.

      15. OFFSET. If at the time payments or installments of payments are due under this Agreement, Employee or Employees spouse or children is indebted or obligated to Printpack, then remaining payments to Employee or Employee's spouse or children may at Printpack's discretion be reduced by the amount of such indebtedness or obligation; provided, however, that Printpack's election not to reduce any such payments shall not constitute a waiver of its claim for any such indebtedness or obligation.




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      17.  NO ASSIGNMENT.  The rights of the Employee (or any other persons) to the payment of benefits under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

      18. EMPLOYEE COOPERATION. Employee will cooperate with Printpack by furnishing any and all information requested by Printpack, taking such physical examinations as Printpack may deem necessary and taking such other actions as Printpack may request. If Employee refuses to cooperate in this regard, Printpack shall have no further obligation to Employee under this Agreement. In the event of Employee's suicide during the first two years of this Agreement or if Employee makes any material misstatement of information or nondisclosure of medical history, then and in that event, at Printpack's sole discretion no benefits shall be payable to Employee or to Employee's spouse or children under this Agreement.

      19. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed pursuant to the law of, the State of Georgia.

      20.  CHANGES IN INCOME TAX LAW.  At the time this plan and
           Agreement were adopted, several changes to the United States Federal Tax Code had been proposed. Such changes, if ultimately made law, could have a significant adverse impact on the method Printpack intends to use to fund its future payments to Employee and/or his family. Printpack reserves the right to modify or revoke this Agreement if, in its sole discretion, changes in the law made prior to January 1, 1988, significantly and adversely affect Printpack's cost of funding this Agreement.





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     IN WITNESS WHEREOF, Printpack has caused this Agreement to be executed by its duly authorized officer and Employee has set his hand and seal as of this 4th day of April, 1986.


                                        PRINTPACK, INC.


                                        By:   /s/ J. Erskine Love, Jr.
                                            ------------------------------
                                        Title:  President



                                             /s/ Dennis M. Love
                                        ----------------------------------
                                        Employee














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                           FAMILY SECURITY AGREEMENT

                                   SCHEDULE A


EMPLOYEE:          (Name)       Dennis M. Love
                   (Address)    45 Chatsworth Place, N.W.
                                Atlanta, Georgia  30327

FAMILY MEMBERS:

     Spouse:       Name:        Betts Culp Love               Age 35 (2/21/57)
                   Address:     45 Chatsworth Place, N.W.
                                Atlanta, Georgia  30327


     Children:     Name:        Catherine Culp Love           Age  8 (11/25/84)
                   Name:        Dennis M. Love, Jr.           Age  5 (1/8/87)
                   Name:        Alison Love                   Age  4 (1/18/88)


Approved as of January 4, 1993


By:                PRINTPACK, INC.

                   By:        /s/ R. Michael Hembree
                   ---------------------------------------------

                   Title:   VP-Finance


                   By:        /s/ Dennis M. Love
                   ---------------------------------------------
                   Employee






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